Exhibit 99.1

Ramtron International Corporation
News Release
N a s d a q : R M T R

NEWS FOR RELEASE: 12/12/2011, 8:30am ET	CONTACT:	Lee A. Brown
(719) 481-7213
lee.brown@ramtron.com

RAMTRON ELECTS SEMICONDUCTOR INDUSTRY VETERAN

JIM DORAN TO BOARD OF DIRECTORS

Colorado Springs, CO – December 12, 2011 — Ramtron International Corporation (Nasdaq: RMTR), the leading developer and supplier of nonvolatile ferroelectric random access memory (F-RAM) and integrated semiconductor products, today announced the election of Jim Doran to its board of directors. Mr. Doran’s election expands the number of board seats to six, of which four are held by independent directors.

Doran brings more than four decades of experience in worldwide semiconductor operations and technology development to Ramtron. During 2011, Mr. Doran was a consultant to Ramtron on its foundry technology and supply strategy. From 2008 to 2010, Doran was Sr. V.P. of Foundry Operations for Globalfoundries where he led the transformation of the AMD Dresden 300mm fabrication facility into a leading-edge technology foundry. From 2005 to 2008, Mr. Doran was the Chief Operating Officer of Spansion where he was responsible for all aspects of technology development and wafer fab operations. During Mr. Doran’s time at Spansion, the company grew into the world’s leading flash memory company with revenues of $2.5B and captured over 40% of the world’s flash memory market. Prior to Spansion, Doran spent 15 years at AMD where he held a variety of technology development, operations, and executive level positions. As Group Vice President, Doran led the transformation of an AMD memory division into a merged joint venture with Fujitsu that later resulted in the IPO of Spansion.

“Jim’s experience as a senior executive combined with his deep knowledge of international foundry operations and technology development will be of great value to our team as we optimize our manufacturing processes and drive the adoption of our F-RAM enabled semiconductor products,” said Eric Balzer, Ramtron’s CEO. “The management team and I welcome Jim to the board and look forward to his contributions to advancing the company’s leadership position in the market for energy-efficient F-RAM semiconductor products.”

“I firmly believe that Ramtron’s F-RAM technology is well positioned to proliferate in our industry and that the company’s new team has an effective strategy to capitalize on Ramtron’s strengths as an F-RAM technology leader,” said Jim Doran. “Having been a consultant for Ramtron during the recent foundry transition, I am excited and honored to join the company’s board. I look forward to helping Ramtron align its manufacturing capabilities with its product development aspirations and achieve its long-term growth objectives.”

Mr. Doran received a B.S. degree in Physics from Northwestern University and an M.S. in Physics from the University of Wisconsin.

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RAMTRON ELECTS JIM DORAN TO RAMTRON BOARD OF DIRECTORS / Page 2

About Ramtron

Ramtron International Corporation, headquartered in Colorado Springs, Colorado, is a fabless semiconductor company that designs, develops and markets specialized semiconductor memory, microcontroller and integrated semiconductor solutions used in a wide range of product applications and markets.

Safe Harbor Statement

“Safe Harbor” Statement under the Private Securities Litigation Reform Act of 1995: Statements herein that are not historical facts are “forward-looking statements.” These forward-looking statements involve risks, uncertainties and assumptions that could cause actual outcomes and results to differ materially from those indicated by these forward-looking statements. Please refer to Ramtron’s Securities and Exchange Commission filings for a discussion of such risks. The forward-looking statements in this release are being made as of the date of this report, and Ramtron expressly disclaims any obligation to update or revise any forward-looking statement contained herein.

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